EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Holbrook Limited	Hong Kong
Phillipsburg Limited	Hong Kong
Deckers Consumer Direct Corporation	USA (Arizona)
Deckers Europe B.V.	Netherlands
Deckers International Limited	Bermuda
Deckers Macau Limited	Macau
Deckers Europe Limited	United Kingdom
Deckers Asia Pacific Limited	Hong Kong